Exhibit 99.1

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Announces Results for Second Quarter

•	Record Quarterly Revenue of $18.8 Million

•	Profit of $1 Million and $0.06 Per Diluted Share

MIDDLETOWN, RI – July 21, 2005 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the second quarter ended June 30, 2005. Revenue for the second quarter was $18.8 million, up 29% from $14.5 million for the second quarter ended June 30, 2004. Net income for the period was $1.0 million, or $0.06 per diluted share compared to a net loss of ($4.9) million, or ($0.34) per share, during the same period last year.

For the six months ended June 30, 2005, revenue increased 13% to $36.7 million from $32.5 million for the six months ended June 30, 2004. KVH reported net income of $1.3 million or $0.09 per diluted share for the 2005 period, versus a net loss of ($4.8) million or ($0.35) per share in the year ago period.

“Strong defense revenues, combined with good growth in our mobile satellite product sales, allowed us to achieve record quarterly revenue and solid bottom line results for the quarter. In addition, we achieved improvements in all key aspects of our operations and reached exciting milestones in each of our business areas,” said Martin Kits van Heyningen, KVH’s president and chief executive officer.

Second quarter sales of the company’s mobile satellite communications products increased 10% compared to the second quarter of 2004. Year-to-date, mobile satellite communications revenue was up 4%, compared to the first six months of 2004.

“Strong marine sales led the way with a 15% increase over last year’s second quarter, thanks to growth in both our North American and European sales,” explained Mr. Kits van Heyningen. “Sales in the land market increased 4% over the second quarter of last year, despite a decline in sales to the RV market. Sales of Class A RVs, the primary platforms for our TracVision® systems, are down for the year, and we are seeing a corresponding slow-down in TracVision sales to RV manufacturers as they reduce vehicle production levels.”

Discussing the second quarter demand for KVH’s satellite TV antenna technology within the automotive marketplace, Mr. Kits van Heyningen remarked, “Sales of the TracVision A5 rose year-over-year and helped offset the decline in sales to the RV space. We continued to record good sales through our established aftermarket retail network and made solid progress in our efforts to enroll premier Cadillac dealers as authorized TracVision A5 retailers. Late in the second quarter, we increased the visibility of the TracVision A5 among automotive consumers by bringing TracVision A5 to the rental car marketplace through a pilot program in cooperation with Avis Rent a Car. This is the first phase in what we hope is a program that will expand to include additional Avis locations and other vehicle models.”

For the second quarter of 2005, defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were up a combined 146% on a year-over-year basis. Year to date, defense revenue was up 54% compared to the first six months of 2004.

“Along with new orders for our TACNAV vehicle navigation systems, interest in and sales of our fiber optic products remained strong,” Mr. Kits van Heyningen said. “Our DSP-3000 fiber optic gyro is now an integral component in the U.S. military’s Common Remotely Operated Weapon Stations (CROWS), which allow gunners to accurately shoot from inside the safety of their Humvees or other vehicles. The initial order for the DSP-3000, valued at roughly $1.5 million, is for the first 12 months of what is expected to be a 5-year program. Overall, our defense backlog almost doubled to $11.4 million compared to the end of the first quarter of 2005.”

Commenting on the company’s financial results, Pat Spratt, chief financial officer, said, “We remained focused on operational efficiency and cost controls and our efforts have shown meaningful benefit. For the second quarter of 2005, gross margin was 41%, reflecting an almost 2-percentage point improvement on a sequential basis and a 26-percentage point improvement on a year-over-year basis. Operating margin improved more than 3 percentage points, or more than $640,000, compared to the first quarter of 2005. Our asset management continued to improve, led by accounts receivable days sales outstanding at 50, a decline of 6 days from the first quarter and 8 days from the prior year. Inventory turns remained steady at 5.4 on an annualized basis. These factors contributed to strong second quarter positive cash flow from operations at $2.3 million.”

Commenting on the company’s expected performance during the second half of the year, Mr. Spratt noted, “We expect that revenue will continue to show year-over-year growth though we do anticipate a sequential decline as a result of the seasonal slow-down historically experienced in the marine market during the second half of the year. We do expect to achieve profitable results for the third quarter, although the sequential decline in revenue will likely cause net earnings to be below that of the second quarter.”

“We are seeing the benefits of the successful implementation of our operational plan together with the introduction of some new products in the marine market,” concluded Mr. Kits van Heyningen. “During the second quarter, several long-term program opportunities came to fruition in the defense arena, and we continue to build momentum in the auto market. I am extremely pleased with our results for the second quarter as well as the first half of the year.”

Recent Highlights:

•	July 5, 2005 – Avis Rent A Car announced that its new Hummer H3 sport utility vehicles at Sky Harbor International Airport in Phoenix, Arizona, would now offer the TracVision A5 automotive satellite TV system and DIRECTV® satellite TV programming.

•	June 27, 2005 – KVH introduced new variants of its high-performance marine TracVision systems designed for use with the Sky Mexico service, the most popular satellite TV service in Mexico and offering coverage throughout Central America and the western Caribbean.

•	May 15, 2005 – KVH received a $1.5 million order from Recon/Optical, Inc., for KVH’s high-performance DSP-3000 fiber optic gyro systems, which are being used in the U.S. Army’s new Common Remotely Operated Weapon Stations.

•	Over the course of the second quarter of 2005, KVH received orders valued at more than $3.4 million for its TACNAV military navigation systems. These orders were placed by a variety of U.S. and foreign military customers.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed via the company’s web site at http://www.kvh.com/InvRelations. The audio archive and an MP3 podcast will also be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$18,807	$14,532	$36,700	$32,529
TracVision A5 inventory and firm purchase commitment revaluation charge	—	2,413	—	2,413
Cost of goods sold	11,029	9,947	21,812	20,972

Gross profit	7,778	2,172	14,888	9,144

Operating expenses:
Research and development	1,978	1,811	3,876	3,619
Sales and marketing	3,347	3,828	6,970	7,663
General and administrative	1,493	1,513	2,766	2,627

Operating income	960	(4,980)	1,276	(4,765)
Other income (expense), net	68	83	210	82
Income tax expense	(76)	(51)	(233)	(137)

Net earnings	$952	$(4,948)	$1,253	$(4,820)

Net earnings per common share
Basic	$0.07	$(0.34)	$0.09	$(0.35)

Diluted	$0.06	$(0.34)	$0.09	$(0.35)

Weighted average common shares outstanding
Basic	14,549	14,420	14,535	13,751

Diluted	14,658	14,420	14,662	13,751

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$47,067	$45,728
Accounts receivable, net	10,358	9,577
Inventories	8,021	7,251
Property and equipment, net	8,114	8,218
Deferred income taxes	3,454	3,659
All other assets	2,057	1,481

Total assets	$79,071	$75,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$7,392	$5,678
Debt obligations	2,451	2,504
Stockholders’ equity	69,228	67,732

Total liabilities and stockholders’ equity	$79,071	$75,914

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial and product development goals for 2005, anticipated revenue growth, anticipated profitability, anticipated orders for our satellite communications and military products, and anticipated improvements in our product margins and competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; failure to develop and market products suitable for automotive manufacturer use; failure to gain the acceptance of or orders from automotive manufacturers for the TracVision A5; widespread consumer demand for satellite TV service in cars may fail to develop; the appeal and acceptance of satellite TV-equipped rental vehicles to consumers may be lacking; potential difficulties in achieving additional significant cost reductions for the TracVision A5; seasonal declines in demand for our mobile satellite communication and television products; the unpredictability and financial impact of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations, particularly for longer-term orders; the potential termination of the multi-year CROWS program; the impact of lengthy export license processes on the timing of our international military product shipments; reductions in our overall gross margins associated with a general shift in product mix toward our mobile satellite communications products; weather conditions that could disrupt regional sales efforts; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; our dependence on third-party satellite networks for programming and satellite services; challenges in managing anticipated growth; the impact of continuing increases in fuel prices on the sale and use of motor vehicles and marine vessels; poor or delayed research and development results; currency fluctuations, export restrictions and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005. Copies are available through our Investor Relations department and web site, www.kvh.com. We assume no obligation to update our forward-looking statements to reflect new information and developments.

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